     As filed with the Securities and Exchange Commission on July 24, 1998
                                                   Registration No. 333-
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 -------------

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                                 -------------

                         KANEB PIPE LINE PARTNERS, L.P.
             (Exact name of registrant as specified in its charter)

              Delaware                                 75-2287571
    (State or other jurisdiction of       (I.R.S. Employer Identification No.)
     incorporation or organization)


                         2435 NORTH CENTRAL EXPRESSWAY
                              RICHARDSON, TX 75080
                                 (972) 699-4000
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                 -------------

                               EDWARD D. DOHERTY
                         2435 NORTH CENTRAL EXPRESSWAY
                              RICHARDSON, TX 75080
                                 (972) 699-4000
 (Name, address, including zip code, and telephone number, including area code, of agent for service)

                                 -------------

                                   Copies to:
       FULBRIGHT & JAWORSKI L.L.P.                  CHAPMAN AND CUTLER
        1301 MCKINNEY, SUITE 5100                 111 WEST MONROE STREET
            HOUSTON, TX 77010                       CHICAGO, IL 60603
             (713) 651-5151                           (312) 845-3000
        ATTENTION: JOHN A. WATSON           ATTENTION: EDWARD L. LEMBITZ, JR.


  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after this registration statement becomes effective, as determined by market conditions.

  If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


                        CALCULATION OF REGISTRATION FEE

========================================================================================================================
                                                             PROPOSED MAXIMUM    PROPOSED MAXIMUM
        TITLE OF EACH CLASS OF            AMOUNT TO BE      OFFERING PRICE PER  AGGREGATE OFFERING        AMOUNT OF
     SECURITIES TO BE REGISTERED           REGISTERED            UNIT(1)             PRICE(1)         REGISTRATION FEE
------------------------------------------------------------------------------------------------------------------------
Units representing Preference Limited
 Partner Interests  . . . . . . . . .        500,000             $35 7/16           $17,718,750            $5,227.03
========================================================================================================================


(1) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) based on the average of the high and low prices as reported on the New York Stock Exchange on July 20, 1998.

                                 -------------

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION ACTING PURSUANT TO SAID SECTION 8(a) MAY DETERMINE.

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                   SUBJECT TO COMPLETION, DATED JULY 24, 1998

PROSPECTUS

                         KANEB PIPE LINE PARTNERS, L.P.

                           500,000 UNITS REPRESENTING
                      PREFERENCE LIMITED PARTNER INTERESTS

                                 -------------

         This Prospectus has been prepared for use in connection with the sale upon foreclosure, if any, by Harris Bank and Trust Company (the "Selling Unitholder") of an aggregate of 500,000 Units representing preference limited partnership interests (the "Preference Units") in Kaneb Pipe Line Partners,
L.P.  (the "Partnership").   Such Preference Units are currently owned by a
subsidiary of Kaneb Pipe Line Company ("KPL"), the general partner of the Partnership, and pledged to the Selling Unitholder as security for a revolving credit facility of such subsidiary under which the maximum amount available thereunder is currently limited to $20 million. If acquired by the Selling Unitholder pursuant to such pledge, the Preference Units may be sold from time to time by or for the account of the Selling Unitholder in the over-the-counter market, on the New York Stock Exchange ("NYSE") or otherwise at prices and on terms then prevailing or at prices related to the then current market price, directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. The Preference Units may be sold by any one or more of the following methods: (a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Preference Units (whether such options are listed on an options exchange or otherwise); or (f) privately negotiated transactions. To the extent required by applicable law, the specific Preference Units to be sold, the purchase price and public offering price, the names of any such agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. See "Plan of Distribution."

         The Preference Units are traded on the NYSE under the symbol "KPU". On July 20, 1998, the last reported sale price for the Preference Units on the NYSE was $35 7/16 per Preference Unit.

         The Partnership will receive no portion of the proceeds of the sale of the Preference Units offered hereby and will bear certain of the expenses incident to their registration, which expenses will be reimbursed by KPL. See "Plan of Distribution" and "Selling Unitholder."

         The Preference Units have not been registered for sale under the securities laws of any state or jurisdiction as of the date of this Prospectus. Brokers or dealers effecting transactions in the Preference Units should confirm the registration thereof under the securities laws of the states in which such transactions occur, or the existence of any exemption from registration.

                                 -------------

        PROSPECTIVE INVESTORS SHOULD CAREFULLY CONSIDER THE MATTERS SET
 FORTH IN THIS PROSPECTUS ON PAGES 4 THROUGH 7 UNDER THE CAPTION "RISK FACTORS."

                                 -------------

  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND
    EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SEC-
       URITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION
         PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.  ANY
              REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

               The date of this Prospectus is August      , 1998

                             AVAILABLE INFORMATION

         The Partnership has filed a Registration Statement on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended ("Securities Act"), with the Securities and Exchange Commission (the "Commission") covering the Preference Units offered by this Prospectus. As permitted by the rules and regulations of the Commission, this Prospectus omits certain information, exhibits and undertakings contained in the Registration Statement. For further information pertaining to the securities offered hereby, reference is made to the Registration Statement, including the exhibits filed as a part thereof.

         The Partnership is subject to the informational requirements of the Securities Exchange Act of 1934, as amended ("Exchange Act"), and, in accordance therewith, files reports, proxy statements and other information with the Commission. Reports, proxy statements and other information filed by the Partnership can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549; and at its Regional Offices located at Suite 1400, 500 West Madison Street, Chicago, Illinois 60661; and 7 World Trade Center, New York, New York 10048 or may be obtained on the Internet at http://www.sec.gov. Copies of such material can be obtained from the Public Reference Section of the Commission, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates. The Preference Units are traded on the New York Stock Exchange ("NYSE") and such reports, proxy statements and other information concerning the Partnership can be inspected at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

                       INCORPORATION OF CERTAIN DOCUMENTS

         The Partnership's Annual Report on Form 10-K for the fiscal year ended December 31, 1997 (the "1997 Form 10- K"), and Quarterly Report on Form 10-Q (the "March 31, 1998 Form 10-Q") for the fiscal quarter ended March 31, 1998, are hereby incorporated herein by reference.

         All documents filed by the Partnership pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, after the date of this Prospectus and prior to the termination of the offering of the securities offered by this Prospectus, shall be deemed to be incorporated by reference in this Prospectus and be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus, or in any other subsequently filed document that also is or is deemed to be incorporated by reference, modifies or replaces such statement.

         The Partnership undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon written or oral request of any such person, a copy of any or all of the documents incorporated by reference herein, other than exhibits to such documents, unless such exhibits are specifically incorporated by reference into the information that this Prospectus incorporates. Written or oral requests for such copies should be directed to: Kaneb Pipe Line Partners, L.P., 2435 North Central Expressway, Richardson, Texas 75080, Attention: Investor Relations Department, telephone
(972) 699-4055.

                               PROSPECTUS SUMMARY

         The following summary is qualified in its entirety by the more detailed information and notes set forth and incorporated by reference in this Prospectus.

         Kaneb Pipe Line Partners, L.P. (the "Partnership") is a publicly held Delaware limited partnership engaged through operating subsidiaries in the refined petroleum products pipeline business and the terminaling of petroleum products and specialty liquids. The pipeline system was initially created in 1953. In September 1989, the Partnership was formed to acquire, own and operate the refined petroleum products pipeline business previously conducted by KPL, a wholly owned subsidiary of Kaneb Services, Inc., a Delaware corporation ("KSI"). KPL owns a combined 2% interest as general partner of the Partnership and of Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership ("KPOP"). The pipeline operations of the Partnership are conducted through KPOP, of which the Partnership is the sole limited partner and KPL is the sole general partner. The terminaling business of the Partnership is conducted through (i) Support Terminals Operating Partnership, L.P. ("STOP"), (ii) Support Terminal Services, Inc. ("STS"), (iii) StanTrans, Inc. ("STI"), (iv) StanTrans Partners L.P. ("STPP"), and (v) StanTrans Holdings, Inc. KPOP, STOP and STPP are collectively referred to as the "Operating Partnerships".

         The Partnership's pipeline business consists primarily of the transportation, as a common carrier, of refined petroleum products in Kansas, Iowa, Nebraska, South Dakota, North Dakota, Wyoming and Colorado. The Partnership owns a 1,917-mile pipeline system (the "East Pipeline") that extends through Kansas, Iowa, Nebraska, South Dakota and North Dakota and a 550-mile pipeline system (the "West Pipeline") that extends through Wyoming, South Dakota and Colorado. The East Pipeline was constructed by KPL commencing in the 1950's. KPOP acquired the West Pipeline in February 1995 through an asset purchase from WYCO Pipe Line Company for a purchase price of $27.1 million. The acquisition of the West Pipeline increased the Partnership's pipeline business in South Dakota and expanded it into Wyoming and Colorado. The West Pipeline system includes approximately 550 miles of underground pipeline in Wyoming, Colorado and South Dakota, four truck loading terminals and numerous pump stations situated along the system. The West Pipeline's four product terminals have a total storage capacity of over 1.7 million barrels. The East Pipeline and the West Pipeline are collectively referred to as the "Pipelines". The Pipelines primarily transport gasoline, diesel oil, fuel oil and propane. The products are transported from refineries connected to the Pipeline, directly or through other pipelines, to agricultural users, railroads and wholesale customers in the states in which the Pipelines are located and in portions of other states. Substantially all of the Pipelines' operations constitute common carrier operations that are subject to Federal or state tariff regulations. The Partnership has not engaged, nor does it currently intend to engage, in the merchant function of buying and selling refined petroleum products.

         The Partnership is the third largest independent liquids terminaling company in the United States. The terminaling business is conducted under the name ST Services ("ST"). ST operates 32 facilities in 16 states and the District of Columbia with an aggregate tankage capacity of approximately 18 million barrels. ST and its predecessors have been in the terminaling business for over 40 years and handle a wide variety of products from petroleum products to specialty chemicals to edible liquids. ST's terminal facilities provide storage on a fee basis for petroleum products, specialty chemicals and other liquids. ST's five largest terminal facilities are located in Piney Point, Maryland; Jacksonville, Florida; Texas City, Texas; Baltimore, Maryland; and, Westwego, Louisiana.

         The principal executive offices of the Partnership are located at 2435 North Central Expressway, Richardson, Texas 75080, and its telephone number is
(972) 699-4000.

                                  RISK FACTORS

         Prospective purchasers of the Preference Units should consider the following matters in evaluating an investment in the Preference Units.

RISKS INHERENT IN THE PARTNERSHIP'S BUSINESS

         Uncertainties in Rate Making Methodologies. Tariff rates for the Partnership's interstate common carrier pipeline operations are regulated by the Federal Energy Regulatory Commission (the "FERC") under the Interstate Commerce Act. To be lawful under that Act, tariff rates must be just and reasonable and not unduly discriminatory. The lawfulness of new or changed tariff rates may be protested by shippers and investigated by the FERC, which can suspend such tariff rates for a period of up to seven months, and require refunds of amounts collected under rates ultimately found to be unlawful. Tariff rates that have become final and effective may also be challenged by complaint in a court or before the FERC. Because of the complexity of rate making, the lawfulness of any rate is never assured.

         Order No. 561, issued by the FERC on October 22, 1993, established a primary rate making methodology, which pipelines are required to utilize unless they qualify and elect to use one of several alternative methodologies. The primary rate making methodology is a rate indexing mechanism, which ties a pipeline's rate increase or decrease to the Producer Price Index for Finished Goods minus 1%. The intent of Order No. 561 is to minimize the degree of rate scrutiny by the FERC, reduce uncertainty to the carrier and promote uniformity in the rate making process. However, it appears that the use of indexing will not allow pipelines to fully recover their actual increased costs.

         In June 1995, the FERC issued a decision involving Lakehead Pipe Line Company, Limited Partnership ("Lakehead"), an unrelated oil pipeline limited partnership. In this decision, the FERC partially disallowed Lakehead's inclusion of income taxes in its cost of service. Specifically, the FERC held that Lakehead was entitled to receive an income tax allowance with respect to income attributable to its corporate partners, but was not entitled to receive such an allowance for income attributable to the partnership interests held by individuals. In 1996, Lakehead reached an agreement with its shippers on all contested rates and withdrew its appeal of the June 1995 decision. In another FERC proceeding involving a different oil pipeline limited partnership, the Administrative Law Judge followed the FERC's decision in Lakehead and held that the oil pipeline limited partnership may claim an income tax allowance with respect to income attributable to its general partner interest and income attributable to corporations holding publicly traded limited partnership interests, but not for income attributable to non-corporate limited partners, both individuals and other entities. If the FERC were to disallow the income tax allowance in the cost of service of the Pipelines on the basis set forth in the Lakehead order, the General Partner believes that the Partnership's ability to pay the Minimum Quarterly Distribution to the holders of the all Units would not be impaired; however, in view of the uncertainties involved in this issue, there can be no assurance in this regard.

         The intrastate operations of the East Pipeline in Kansas are subject to regulation by the Kansas Corporation Commission. In addition, intrastate operations of the West Pipeline in Colorado and Wyoming are subject to regulation by the Colorado Public Utility Commission and the Wyoming Public Service Commission.

         Competition. While the FERC's current cost-based rate regulation caps the Pipelines' maximum rates, competitive conditions sometimes require that the Pipelines file individual rates that are less than the permissible maximum.
The East Pipeline's major competitor is an independent regulated common carrier pipeline system owned by The Williams Companies, Inc. ("Williams"), which operates approximately 100 miles east of and parallel to the East Pipeline. This competing pipeline system is a substantially more extensive system than the East Pipeline. Furthermore, Williams and its affiliates have capital and financial resources substantially greater than those of the Partnership. Fourteen of the Partnership's 15 delivery terminals on the East Pipeline are in direct competition with Williams' terminals located within two to 145 miles. The West Pipeline competes with the truck loading racks of the Cheyenne and Denver refineries and the Denver terminals of the Chase Pipeline Company and Phillips Petroleum pipelines. Diamond Shamrock terminals in Denver and Colorado Springs connected to a Diamond Shamrock pipeline from their Texas Panhandle refinery, are major competitors to the West Pipeline's Fountain terminals, respectively.

         The independent liquids terminaling industry is fragmented and includes both large, well-financed companies that own many terminal locations and small companies that may own a single terminal location. Several companies offering liquids terminaling facilities have significantly more capacity than ST, particularly those used primarily for petroleum related products. ST also faces competition from prospective customers that have their own terminal facilities.

         Reduced Demand Could Affect Shipments on the Pipelines. The Partnership's pipeline business depends in large part on the level of demand for refined petroleum products in the markets served by the Pipelines and the ability and willingness of refiners and marketers having access to the Pipelines to supply such demand by deliveries through the Pipelines. Most of the refined petroleum products delivered through the East Pipeline are ultimately used as fuel for railroads or in agricultural operations, including fuel for farm equipment, irrigation systems, trucks transporting crops and crop drying facilities. Demand for refined petroleum products for agricultural use, and the relative mix of products required, is affected by weather conditions in the geographic areas served by the East Pipeline. Although periods of drought suppress agricultural demand for some refined petroleum products, particularly those used for fueling farm equipment, during such times the demand for fuel for irrigation systems often increases. The agricultural sector is also affected by government agricultural policies and crop prices.

         The West Pipeline serves the growing Denver and northeastern Colorado markets. The West Pipeline also supplies the jet fuel for Ellsworth Air Force Base at Rapid City, South Dakota. The West Pipeline has a relatively small number of shippers, who, with only a few exceptions, are also shippers on the East Pipeline.

         The Partnership cannot predict the impact of future fuel conservation measures. Governmental regulation, technological advances in fuel economy and energy generation devices could reduce the demand for refined petroleum products in the Pipelines' market areas.

         Dependence on Crude Oil Supplies. The Pipelines are dependent upon adequate levels of production of refined petroleum products by refineries connected to the Pipelines, directly or through connecting pipelines. The refineries are, in turn, dependent upon adequate supplies of suitable grades of crude oil. The refineries connected directly to the East Pipeline obtain crude oil from producing fields located primarily in Kansas, Oklahoma and Texas, and, to a much lesser extent, from other domestic or foreign sources. Refineries in Kansas, Oklahoma and Texas are connected to the East Pipeline through other pipelines. These refineries obtain their supplies of crude oil from a variety of sources. The refineries connected directly to the West Pipeline are located in Casper and Cheyenne, Wyoming and Denver, Colorado. Refineries in Billings and Laurel, Montana are connected to the West Pipeline through other pipelines. These refineries obtain their supplies of crude oil primarily from Rocky Mountain sources. If operations at any one refinery were discontinued, the Partnership believes (assuming unchanged demand for refined petroleum products in markets served by the Pipelines) that the effects thereof would be short-term in nature, and the Partnership's business would not be materially adversely affected over the long term because such discontinued production could be replaced by other refineries or by other sources.

         Possible Reduction of Business with the Department of Defense. The storage and transport of jet fuel for the U.S. Department of Defense is an important part of ST's business. Eleven of ST's terminal sites are involved in the terminaling or transport (via pipeline) of jet fuel for the Department of Defense and 7 of the 11 locations have been utilized solely by the U.S. Government. Two of these locations are presently without government business. The Partnership cannot predict whether additional bases served by ST will be closed or whether other customers will replace any loss of business with the Department of Defense.

         Risk of Environmental Costs and Liabilities. The operations of the Partnership are subject to federal, state and local laws and regulations relating to protection of the environment. Although the Partnership believes that the operations of the Pipelines and ST are in general compliance with applicable environmental regulations, risks of substantial costs and liabilities are inherent in pipeline operations and terminaling operations, and there can be no assurance that substantial costs and liabilities will not be incurred. The Partnership currently owns or leases, and has in the past owned or leased, numerous properties that have been used for terminaling or storage of petroleum products or other chemicals for many years. Hydrocarbons or other solid wastes may have been disposed of or released on or under the properties owned or leased by the Partnership. Additionally, some of the sites operated by the Partnership that are located near current or historical refining and terminal operations may be at risk of experiencing contamination that has migrated from such sites. It is possible that developments, such as increasingly strict environmental laws, regulations and enforcement policies thereunder, and claims for damages to property or persons resulting from the operations of the Partnership or previous owners or operators, could result in substantial costs and liabilities to the Partnership.

RISKS RELATING TO PARTNERSHIP STRUCTURE

         Reliance Upon Distributions and Dividends from Subsidiaries. The Partnership conducts all of its operations through direct and indirect wholly owned corporate and partnership subsidiaries. Distributions and dividends of cash generated by such subsidiaries are the principal source of Available Cash of the Partnership available for the payment of distributions to the holders of Preference Units.

         Absence of Arms' Length Negotiation of Contract Terms. Neither the Partnership Agreement nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner, KSI and its affiliates, on the other hand, were or will be the result of arm's length negotiations.

         Risk of Dilution of Outstanding LP Units Through Issuance of Senior Securities and Exchanges of Junior Securities. The Partnership Agreement authorizes the General Partner to cause the Partnership to issue Additional LP Units (additional limited partner interests and other equity securities of the Partnership) for such consideration and on such terms and conditions as shall be established by the General Partner including, without limitation, and additional LP Units with rights to distributions or in liquidation ranking prior or senior to or on a parity with Preference Units. During the Preference Period, however, the Partnership may not issue (i) more than 7,750,000 additional Senior Preference Units, (ii) any other class of partnership interest of the Partnership on a parity with, convertible into or exchangeable for Senior Preference Units or (iii) any other classes of partnership interests of the Partnership ranking prior to or on a parity with the Senior Preference Units, without the approval of the holders of a majority of the outstanding Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by the General Partner and its affiliates). After the Preference Period, there is no restriction on the ability of the Partnership to issue Additional LP Units, including, without limitation, Additional LP Units with rights to distributions or in liquidation ranking prior or senior to any of the outstanding LP Units. The Partnership anticipates that the Preference Period will end upon payment of the regular quarterly distribution on August 14, 1998. See Note 3 of the Notes to Consolidated Financial Statements included in the March 31, 1998 Form 10-Q.

         Limited Voting Rights; Management and Control. Unitholders have only limited voting rights on matters affecting the Partnership's business. All amendments to the Partnership Agreement and major Partnership actions may be proposed solely by, or otherwise require the consent of, the General Partner.

         The General Partner manages and controls the activities of the Partnership. Holders of Preference Units will have no right to elect the General Partner on an annual or other continuing basis. If the General Partner withdraws or is removed, however, its successor may be elected by the holders of a majority of the outstanding LP Units (including for purposes of such determination LP Units owned by the departing General Partner and its affiliates). The General Partner may not be removed as general partner of the Partnership except upon approval by the affirmative vote of the holders of not less than 85% of the outstanding LP Units and any other limited partner interests, voting as a single class, and the affirmative vote of the holders of not less than 85% of each class of LP Units and any other limited partner interests outstanding, voting as separate classes, in each case including for purposes of such determination LP Units and other limited partner interests owned by the General Partner and its affiliates. KPL and its affiliates own sufficient LP Units to prevent KPL's removal as the General Partner without its consent. Unitholders may not remove the General Partner until after receipt of an opinion of counsel that such action will not result in the loss of limited liability of the Unitholders of any class or cause the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. The general partners of the Operating Partnerships may be removed upon approval of the Partnership.

         Conflicts of Interest. Certain conflicts of interest could arise as a result of the General Partner's relationships with KSI, the parent company of the General Partner, on the one hand, and the Partnership, on the other. Such conflicts may include, among others, the following situations: (i) the General Partner's determination of the timing and amount of cash expenditures, borrowings and reserves; (ii) the General Partner's determination of which portion of an expenditure constitutes a capital expenditure which increases the throughput or deliverable capacity or terminaling capacity of the assets of the Partnership; (iii) the issuance of additional LP Units or the purchase of outstanding LP Units; (iv) the payment to KSI and its subsidiaries and affiliates for any services rendered on behalf of the Partnership to KPL; (v) the General Partner's determination of which direct and indirect costs are reimbursable by the Partnership; (vi) the decision to liquidate the Partnership; (vii) the decision to retain separate counsel, accountants or others to perform services on behalf of the Partnership; and (viii) the General Partner's and its affiliates' decision to engage in activities that might compete with the Partnership. The Audit Committee of the Board of Directors of the General Partner will review matters as to which such conflicts of interest could arise. The Partnership has not adopted any guidelines, other than those contained in the Partnership Agreement, that must be followed by the General Partner in the event of a conflict of interest. In addition, the General Partner owes certain fiduciary duties to the Unitholders and is liable for all the debts other than nonrecourse debt of the Partnership to the extent not paid by the Partnership.

         Modification of Fiduciary Duties. The General Partner is generally accountable to the Partnership and to the Unitholders as a fiduciary. Consequently, the General Partner generally must exercise good faith and integrity in handling the assets and affairs of the Partnership. The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that Delaware limited partnerships may, in their partnership agreements, modify the fiduciary duties that might otherwise be applied by a court in analyzing the duty owed by general partners to limited partners. The Partnership Agreement, as permitted by the Delaware Act, contains various provisions that have the effect of restricting the fiduciary duties that might otherwise be owed by the General Partner to the Partnership and its partners. For example, the Partnership Agreement provides that (i) borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty of the General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to avoid subordination of Preference Units or Common Units, (ii) any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash or Cash from Operations will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders and (iii) in the absence of bad faith by the General Partner, the resolution of conflicts of interest by the General Partner shall not constitute a breach of the Partnership Agreement or a breach of any standard of care or duty. In addition, holders of Units are deemed to have consented to certain actions and conflicts of interest that might otherwise be deemed a breach of fiduciary or other duties under state law. Such modifications of state law standards of fiduciary duty may significantly limit a Unitholder's ability to successfully challenge the actions of the General Partner as being in breach of what would otherwise have been a fiduciary duty. Provisions of the Partnership Agreement that purport to limit the liability of the General Partner to the Partnership or the Unitholders may not be enforceable under Delaware law.

                               CASH DISTRIBUTIONS

GENERAL

         Because the Partnership holds all of its assets and conducts all of its operations through the Operating Partnerships, STS and STI, all Cash from Operations will be generated by such subsidiaries, and the distribution of such cash from such subsidiaries to the Partnership is expected to be the principal source of Available Cash (see "Glossary") from which to make distributions.
The Operating Partnerships are required under their partnership agreements to distribute 100% of their available cash. Available cash is defined in the partnership agreements of the Operating Partnerships in substantially the same manner as is Available Cash of the Partnership. The board of directors of STI and STS have adopted a dividend policy under which all available cash (defined in substantially the same manner as is Available Cash of the Partnership) is to be distributed to KPOP as a dividend. Since KPL will have a 1% general partner's interest in all distributions of KPOP and a 1/99th general partner's interest in all distributions of the Partnership, the holders of LP Units will have a 98% interest in Partnership distributions on a combined basis (subject to incentive distributions to the General Partner as described below). Accordingly, the following paragraphs describing distributions to Unitholders and the General Partner, and the percentage interests in distributions by the Partnership, are stated on the basis of cash available for distribution by the Partnership, KPOP and KPOP's subsidiaries on a combined basis.

         The Partnership will make distributions to Unitholders and the General Partner with respect to each calendar quarter in an amount equal to 100% of its Available Cash for such quarter, except in connection with the dissolution and liquidation of the Partnership. Distributions by the Partnership of its Available Cash will be made 98% to Unitholders and 2% to the General Partner, subject to the payment of incentive distributions to the General Partner if certain target levels of cash distributions to the Unitholders are achieved. The distribution to Unitholders of Available Cash that constitutes Cash from Operations with respect to each quarter within the Preference Period is subject to the preferential rights of the holders of the Senior Preference Units to receive for such quarter $0.55 per Senior Preference Unit (the "Minimum Quarterly Distribution"), plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters, prior to any distribution of Available Cash that constitutes Cash from Operations to holders of Preference Units or Common Units with respect to such quarter. During the Preference Period, the distribution of Available Cash that constitutes Cash from Operations to holders of Common Units is subject to the preferential rights of the holders of the Senior Preference Units and the Preference Units to receive the Minimum Quarterly Distribution for such quarter, plus any arrearages in the payment of the Minimum Quarterly Distribution for prior quarters. The Common Units are not entitled to arrearages in the payment of the Minimum Quarterly Distribution. The Partnership expects to make distributions of all Available Cash within 45 days after the end of each calendar quarter to holders of record on the applicable record date.

         The Preference Period commenced upon the formation of the Partnership and, in general, will continue indefinitely until the Minimum Quarterly Distribution has been paid to holders of all LP Units for 12 consecutive quarters and certain other conditions are met. The Partnership anticipates that the Preference Period will end upon payment of the regular quarterly distribution on August 14, 1998. See Note 3 of the Notes to Consolidated Financial Statements included in the March 31, 1998 Form 10-Q. Upon expiration of the Preference Period, all distinctions between the Senior Preference Units, the Preference Units and the Common Units will automatically cease.

         The following table sets forth the amount of distributions of Available Cash constituting Cash from Operations effected with respect to each class of the Partnership's LP Units for the quarters in the periods shown:

                                                 DISTRIBUTION
                             QUARTER               PER UNIT
                   -------------------------     ------------
                   1996:
                   First . . . . . . . . . .         0.55
                   Second  . . . . . . . . .         0.55
                   Third . . . . . . . . . .         0.60
                   Fourth  . . . . . . . . .         0.60

                   1997:
                   First . . . . . . . . . .         0.60
                   Second  . . . . . . . . .         0.60
                   Third . . . . . . . . . .         0.65
                   Fourth  . . . . . . . . .         0.65

                   1998:
                   First . . . . . . . . . .         0.65

         The priorities of distributions of Available Cash are set forth below under the captions "--Quarterly Distributions of Available Cash--Distributions of Cash from Operations During Preference Period" and "--Distributions of Cash from Operations After Preference Period" and "--Distributions of Cash from Interim Capital Transactions". Distributions of Available Cash are characterized as either distributions of Cash from Operations or Cash from Interim Capital Transactions. Cash from Operations generally refers to all cash generated by the Partnership's operations after deducting related expenses and new reserves. Cash from Interim Capital Transactions will generally be generated by (i) borrowings and sales of debt securities by the Partnership (other than for working capital purposes), (ii) sales of equity interests in the Partnership and (iii) sales or other dispositions of assets of the Partnership. All Available Cash distributed by the Partnership on any date from any source will be treated as if it were a distribution of Cash from Operations until the sum of all Available Cash distributed as Cash from Operations to the Unitholders and to the General Partner (including any incentive distributions) equals the aggregate amount of all Cash from Operations generated by the Partnership since the Partnership commenced operations through the end of the prior calendar quarter; any remaining Available Cash distributed on such date will be treated as if it were a distribution of Cash from Interim Capital Transactions, except as otherwise set forth below under the caption "--Distributions of Cash from Interim Capital Transactions".

         A more complete description of the manner in which distributions of cash will be made prior to commencement of the dissolution and liquidation of the Partnership is set forth below under "--Quarterly Distributions of Available Cash". Distributions of cash in connection with the dissolution and liquidation of the Partnership will be made as described below under "--Distributions of Cash Upon Liquidation".

QUARTERLY DISTRIBUTIONS OF AVAILABLE CASH

         Distributions of Cash from Operations During Preference Period

         Distributions by the Partnership of Available Cash that constitute Cash from Operations in respect of any calendar quarter during the Preference Period will be made in the following priorities:

                 first, 98% of such Available Cash to Unitholders holding Senior Preference Units pro rata and 2% thereof to the General Partner until there has been distributed in respect of each Senior Preference Unit an amount equal to the sum of the Minimum Quarterly Distribution for such quarter plus an amount equal to any cumulative arrearages in the Minimum Quarterly Distribution on each Senior Preference Unit with respect to any prior quarter;

                 second, 98% of any such Available Cash then remaining to Unitholders holding Preference Units pro rata and 2% thereof to the General Partner until there has been distributed in respect of each Preference Unit an amount equal to the sum of the Minimum Quarterly Distribution for such quarter plus an amount equal to any cumulative arrearages in the Minimum Quarterly Distribution on each Preference Unit with respect to any prior quarter;

                 third, 98% of any such Available Cash then remaining to Unitholders holding Common Units pro rata and 2% thereof to the General Partner until there has been distributed in respect of each Common Unit an amount equal to the Minimum Quarterly Distribution for such quarter; and

                 thereafter, in the manner specified under "--Distributions of Cash from Operations After Preference Period" below, commencing with paragraph second.

         Distributions of Cash from Operations After Preference Period

         Distributions by the Partnership of Available Cash that constitute Cash from Operations in respect of any calendar quarter after the Preference Period will be made in the following priorities:

                 first, 98% of such Available Cash to all Unitholders pro rata and 2% thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the Minimum Quarterly Distribution;

                 second, 98% of any such Available Cash then remaining to all Unitholders pro rata and 2% thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the excess of (i) $0.60 per LP Unit (the "First Target Distribution") over
         (ii) the Minimum Quarterly Distribution;

                 third, 90% of any such Available Cash then remaining to all Unitholders pro rata and 10% (8% incentive distribution plus 2% normal distribution) thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the excess of (i) $0.65 per LP Unit (the "Second Target Distribution") over (ii) the First Target Distribution;

                 fourth, 80% of any such Available Cash then remaining to all Unitholders pro rata and 20% (18% incentive distribution plus 2% normal distribution) thereof to the General Partner until there has been distributed in respect of each LP Unit an amount equal to the excess of (i) $0.70 per LP Unit (the "Third Target Distribution") over
         (ii) the Second Target Distribution; and

                 thereafter, 70% of any such Available Cash then remaining to all Unitholders pro rata and 30% (28% incentive distribution plus 2% normal distribution) thereof to the General Partner.

         The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution are each subject to adjustment as described below under "--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

DISTRIBUTIONS OF CASH FROM INTERIM CAPITAL TRANSACTIONS

         Distributions on any date by the Partnership of Available Cash that constitute Cash from Interim Capital Transactions will be distributed 98% to all Unitholders pro rata and 2% to the General Partner until the Partnership shall have made distributions of Available Cash constituting Cash from Interim Capital Transactions in respect of each Senior Preference Unit and Preference Unit in an aggregate amount equal to $22 per unit. Thereafter, all distributions of Available Cash that constitute Cash from Interim Capital Transactions will be distributed as if they were Cash from Operations.

DISTRIBUTION RESTRICTION ON PREFERENCE UNITS AND COMMON UNITS

         The Partnership Agreement prohibits the Partnership from distributing Available Cash on the Preference Units or Common Units or acquiring Preference Units or Common Units with Available Cash in respect of any calendar quarter if
(i) the Preference Period continues in effect during the quarter in respect of which the distribution or acquisition would be made and (ii) after giving effect to such distribution or acquisition, the sum of (A) plus (B) would exceed an amount equal to $45 million plus 80% of the aggregate expansive capital expenditures since the inception of the Partnership greater than $45 million, where (A) is equal to the outstanding principal balance as of the proposed distribution or acquisition date, as the case may be, of the Partnership's consolidated indebtedness (excluding borrowings for working capital purposes) and (B) is equal to the amount of revenues collected by the Partnership that (x) are then subject to possible refund under a pending rate case and (y) are not maintained by the Partnership in a separate reserve fund. The General Partner does not currently anticipate that this restriction will prevent the distribution of the Minimum Quarterly Distribution to the holders of Units.

STATUS OF LP UNITS AT END OF PREFERENCE PERIOD

         At such time as the Preference Period has ended, all differences and distinctions between Senior Preference Units, Preference Units and Common Units for the purpose of distributions shall automatically cease. The Senior Preference Units, Preference Units and Common Units shall remain separately identified until such time as the Partnership has received an opinion of counsel that the intrinsic economic and federal income tax characteristics of the Senior Preference Units are identical to the intrinsic economic and federal income tax characteristics of the other LP Units. Upon receipt of such an opinion of counsel, the Senior Preference Units, Preference Units and Common Units shall thereafter be designated "Units".

ADJUSTMENT OF MINIMUM QUARTERLY DISTRIBUTION AND TARGET DISTRIBUTION LEVELS

         The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution will be proportionately adjusted in the event of any combination or subdivision (whether effected by a distribution payable in LP Units or otherwise) of LP Units. In addition, if a distribution is made of Available Cash constituting Cash from Interim Capital Transactions, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution will also be adjusted proportionately downward to equal the product resulting from multiplying each of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution by a fraction, of which the numerator shall be the Unrecovered Capital (as defined below) immediately after giving effect to such distribution and of which the denominator shall be the Unrecovered Capital immediately prior to such distribution. For such purposes, "Unrecovered Capital" means, at any time, an amount equal to the excess of (i) $22 over (ii) the sum of all distributions theretofore made in respect of a hypothetical Senior Preference Unit offered in the initial public offering of the Partnership (expressed on a per Senior Preference Unit basis) out of Available Cash constituting Cash from Interim Capital Transactions.

         The Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution also may be adjusted if legislation is enacted that causes the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes. In such event, the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution for each quarter thereafter would be reduced to an amount equal to the product of (i) each of the Minimum Quarterly Distribution, First Target Distribution, Second Target Distribution and Third Target Distribution multiplied by (ii) 1 minus the sum of (x) the maximum marginal federal corporate income tax rate (expressed as a fraction) plus (y) the effective overall state and local income tax rate (expressed as a fraction) applicable to the Partnership for the taxable year in which such quarter occurs (after taking into account the benefit of any deduction allowable for federal income tax purposes with respect to the payment of state and local income taxes).

DISTRIBUTIONS OF CASH UPON LIQUIDATION

         The Partnership and the Operating Partnerships will dissolve on December 31, 2039, unless sooner dissolved pursuant to the terms of the Partnership Agreement. In connection with the dissolution and liquidation of the Partnership, the proceeds of such liquidation shall be applied, first, in accordance with the provisions of the Partnership Agreement and applicable law to the payment of creditors of the Partnership in the order of priority provided by law and, thereafter, any remaining proceeds (or assets in kind) will be distributed to Unitholders and the General Partner as set forth below.

         Generally, the holders of Senior Preference Units and Preference Units will have no preference with respect to liquidation proceeds available for distribution to Unitholders. In such event, the holders of Senior Preference Units and Preference Units would be entitled to share with the holders of Common Units and the General Partner in the remainder of the Partnership's assets in proportion to their capital account balances in the Partnership, after giving effect to the following allocations of any gain or loss realized from sales or other dispositions of assets following commencement of the dissolution and liquidation of the Partnership ("Terminating Capital Transactions"), including any unrealized gain or loss attributable to assets distributed in kind. During the Preference Period, any such gain will be allocated as follows:

                 first, to each partner having a deficit balance in such partner's capital account to the extent of and in proportion to such deficit balance;

                 second, any then remaining gain would be allocated 98% to the holders of Senior Preference Units pro rata and 2% to the General Partner, until the capital account of each Senior Preference Unit equals the sum of the Remaining Capital (as defined below) in respect of such Senior Preference Unit plus any cumulative arrearages then existing in the payment of the Minimum Quarterly Distribution on such Senior Preference Unit with respect to any quarter within the Preference Period;

                 third, any then remaining gain would be allocated 98% to the holders of Preference Units pro rata and 2% to the General Partner, until the capital account of each Preference Unit equals the sum of the Remaining Capital in respect of such Preference Unit plus any cumulative arrearages then existing in the payment of the Minimum Quarterly Distribution on such Preference Unit with respect to any quarter within the Preference Period;

                 fourth, any then remaining gain would be allocated 98% to the holders of Common Units pro rata and 2% to the General Partner, until the capital account of each Common Unit equals the Remaining Capital in respect of such Common Unit;

                 fifth, any then remaining gain would be allocated 98% to all Unitholders pro rata and 2% to the General Partner until the capital account of each outstanding LP Unit is equal to the sum of (a) the Remaining Capital with respect to such LP Unit plus (b) any cumulative arrearages then existing in the payment of the Minimum Quarterly Distribution with respect to such LP Unit (in the case of a Senior Preference Unit, a Preference Unit or a Preference B Unit) plus (c) the excess of the First Target Distribution over the Minimum Quarterly Distribution of each quarter of the Partnership's existence less (d) the amount of any distributions of Cash from Operations in excess of the Minimum Quarterly Distribution which were distributed 98% to the Unitholders pro rata and 2% to the General Partner for each quarter of the Partnership's existence ((b), if applicable, plus (c) less (d) being the "Target Amount");

                 sixth, any then remaining gain would be allocated 90% to all Unitholders pro rata and 10% (8% incentive allocation plus 2% normal allocation) to the General Partner, until the capital account of each outstanding LP Unit is equal to the sum of (a) the Remaining Capital with respect to such LP Unit plus (b) the Target Amount plus (c) the excess of the Second Target Distribution over the First Target Distribution for each quarter of the Partnership's existence less (d) the amount of any distributions of Cash from Operations in excess of the First Target Distribution which were distributed 90% to the Unitholders pro rata and 10% to the General Partner for each quarter of the Partnership's existence (the respective Target Amount plus (c) less (d) being referred to as the "Second Target Amount");

                 seventh, any then remaining gain would be allocated 80% to all Unitholders pro rata and 20% (18% incentive allocation plus 2% normal allocation) to the General Partner, until the capital account of each outstanding LP Unit is equal to the sum of (a) the Remaining Capital with respect to such LP Unit plus (b) the Second Target Amount plus
         (c) the excess of the Third Target Distribution over the Second Target Distribution for each quarter of the Partnership's existence less (d) the amount of any distributions of Cash from Operations in excess of the Second Target Distribution which were distributed 80% to the Unitholders pro rata and 20% to the General Partner for each quarter of the Partnership's existence; and

                 thereafter, any then remaining gain would be allocated 70% to all Unitholders pro rata and 30% (28% incentive allocation plus 2% normal allocation) to the General Partner.

For such purposes, "Remaining Capital" means, at any time with respect to any class or series of LP Units, the price per LP Unit at which such class or series of LP Units was initially sold by the Partnership, as determined by the General Partner, less the sum of any distributions of Available Cash constituting Cash from Interim Capital Transactions and any distributions of cash (or the fair value of any assets distributed in kind) in connection with the dissolution and liquidation of the Partnership theretofore made in respect of an LP Unit of such class or series that was sold in the initial offering of such LP Units.

         Holders of Senior Preference Units or Preference Units will have no preferential right in respect of any excess of the cumulative arrearages in the Minimum Quarterly Distribution on such Senior Preference Units or Preference Units, as the case may be, with respect to any quarter ending during the Preference Period over the amount of such gain available for allocation to the holders of Senior Preference Units, Preference Units or Preference Units.

         Any loss or unrealized loss will be allocated to the General Partner and the Unitholders: first, in proportion to the positive balances in such partners' capital accounts until all such balances are reduced to zero; and second, to the General Partner.

              CONFLICTS OF INTEREST AND FIDUCIARY RESPONSIBILITIES

         The General Partner will make all decisions relating to the management of the Partnership. In some cases the officers of KPL who make such decisions also may be officers of KSI. In addition, KSI owns all the capital stock of KPL and owns, either directly or through a subsidiary, all of the outstanding Common Units. Certain conflicts of interest could arise as a result of the relationships among the General Partner, KSI and the Partnership. The directors and officers of KSI have fiduciary duties to manage KSI, including its investments in its subsidiaries and affiliates, in a manner beneficial to the stockholders of KSI. The General Partner has a fiduciary duty to manage the Partnership in a manner beneficial to the Unitholders. The duty of the directors of KSI to the stockholders of KSI may, therefore, conflict with the duties of the General Partner to the Unitholders. The Audit Committee of the Board of Directors of the General Partner will review conflicts of interest that may arise between KSI or its subsidiaries, on the one hand, and the Partnership or any partner thereof, on the other hand. In resolving any conflict of interest that may arise, the Audit Committee may consider (i) the relative interests of any party to such conflict and the benefits and burdens relating to such interest, (ii) any customary or accepted industry practices,
(iii) any applicable generally accepted accounting or engineering practices or principles and (iv) such additional factors as the Audit Committee determines in its sole discretion to be relevant, reasonable and appropriate under the circumstances. The Audit Committee will have access to the management of KPL, and independent advisers as appropriate, and will attempt to resolve any such conflict of interest consistent with provisions of the Partnership Agreement and the General Partner's fiduciary duties under Delaware law. While final authority with respect to all decisions of the General Partner, including those involving conflicts of interest, is vested in the General Partner's board of directors, it is anticipated that the board would give considerable weight to the recommendations of the Audit Committee as to matters involving conflicts of interest.

         Potential conflicts of interest could arise in the situations described below, among others:

                 (a) Under the definitions of Available Cash and Cash from Operations set forth elsewhere herein, the amount of cash expenditures, borrowings and reserves in any quarter may affect the extent to which there is sufficient Available Cash constituting Cash from Operations to meet the Minimum Quarterly Distribution on all Senior Preference Units and Preference Units without subordination of distributions on the and the Common Units. In addition, the General Partner's determination whether to make, or which portion of an expenditure constitutes, an Expansive Capital Expenditure may have the same effect. Borrowings and issuances of additional LP Units also increase the amount of Available Cash and, in the case of working capital borrowings, the amount of Cash from Operations. By purchasing a Preference Unit, a Unitholder agrees that borrowings by the Partnership or the approval thereof by the General Partner shall not constitute a breach of any duty of the General Partner to the Partnership or the Unitholders whether or not the purpose or effect thereof is to avoid subordination of Preference Units or Common Units. Further, such purchaser agrees that any actions taken by the General Partner consistent with the standards of reasonable discretion set forth in the definitions of Available Cash and Cash from Operations will be deemed not to breach any duty of the General Partner to the Partnership or the Unitholders. See "Cash Distributions". Such provisions purport to limit the liability of the General Partner to the Partnership and the Unitholders, are not supported by an opinion of counsel as to their enforceability and may not be enforceable under Delaware law.

                 (b) Under the terms of the Amended and Restated Agreement of Limited Partnership of the Partnership (the "Partnership Agreement"), the Amended and Restated Agreement of Limited Partnership of KPOP and the Agreement of Limited Partnership of STOP (the "Operating Partnership Agreements"; collectively with the Partnership Agreement, the "Partnership Agreements"), the General Partner will exercise its discretion in managing the business of the Partnership and, as a result, the General Partner is not restricted from paying KSI and its subsidiaries and affiliates for any services rendered on terms fair and reasonable to the Partnership. In this connection, the General Partner will determine which of its direct or indirect costs (including costs allocated to the General Partner by its affiliates) are reimbursable by the Partnership.

                 (c) The General Partner or any of its affiliates may lend to the Partnership or its operating subsidiaries funds needed by such entities for such periods of time as the General Partner may determine; provided, however, that the General Partner or such affiliate may not charge the Partnership or its operating subsidiaries interest at a rate greater than the lesser of (i) the actual interest cost (including points or other financing charges or fees) that the General Partner or such affiliate is required to pay on funds borrowed by it from commercial banks and (ii) the rate (including points or other financing charges or fees) that would be charged the borrowing entity (without reference to the General Partner's financial abilities or guaranties) by unrelated lenders on comparable loans. The borrowing entity will reimburse the General Partner or such affiliate, as the case may be, for any costs incurred by it in connection with the borrowing of funds obtained by the General Partner or such affiliate and loaned to the borrowing entity. The Partnership may lend or contribute to its operating subsidiaries and such operating subsidiaries may borrow funds from the Partnership, on terms and conditions established at the sole discretion of the General Partner.

               (d) KPL (through its ownership of Units and the general partner interest in the Partnership and KPOP) has certain varying percentage interests and priorities with respect to Available Cash and net proceeds of capital transactions. See "Cash Distributions". The timing and amount of cash receipts and proceeds of capital transactions received by or allocated to KPL may be affected by various determinations made by KPL as the general partner under the Partnership Agreements (including, for example, those relating to the decision to liquidate the Partnership, the timing of any capital transaction, the establishment and maintenance of reserves, the timing of expenditures, the incurrence of debt and other matters).

               (e) Upon the request of the General Partner or any affiliate thereof holding LP Units or other securities of the Partnership, the Partnership shall be required to register the offer and sale of such number of such securities (aggregating at least $2.0 million in value) specified by the General Partner or such affiliate under the Securities Act and the securities laws of any states reasonably requested by the General Partner or such affiliate. All costs and expenses of such registration will be paid by the General Partner or such affiliate and none of such costs will be allocated to the Partnership. Under certain circumstances, the General Partner or such affiliate also will have the right to include such securities in a registration statement under the Securities Act proposed by the Partnership for an offering of securities of the Partnership for cash.

                 (f) Neither the Partnership Agreements nor any of the other agreements, contracts and arrangements between the Partnership, on the one hand, and the General Partner, KSI and its affiliates, on the other hand, were or will be the result of arm's length negotiations.

                 (g) The decision whether to purchase outstanding LP Units at any time may involve the General Partner or KSI in a conflict of interest. See "Description of the Partnership Agreements--Limited Call Right".

                 (h) Subject to their fiduciary duties to the Partnership and the limited partners of the Partnership, KPL and its affiliates are permitted to engage in activities in competition with the Partnership and the Operating Partnerships.

FIDUCIARY RESPONSIBILITY OF THE GENERAL PARTNER

         The General Partner will be accountable to the Partnership as a fiduciary. Consequently, the General Partner must exercise good faith and integrity in handling the assets and affairs of the Partnership in addition to such other obligations as the General Partner may assume under the Partnership Agreement. The Partnership Agreement provides that whenever a conflict of interest arises between the General Partner or its affiliates, on the one hand, and the Partnership or any limited partner, on the other hand, the General Partner will, in resolving such conflict or determining such action, consider the relative interests of the parties involved in such conflict or affected by such action, any customary or accepted industry practices and, if applicable, generally accepted accounting practices or principles. The same considerations shall apply whenever the Partnership Agreement provides that the General Partner shall act in a manner that is fair and reasonable to the Partnership or the limited partners. Thus, unlike the strict duty of a fiduciary who must act solely in the best interests of his beneficiary, the Partnership Agreement permits the General Partner to consider the interests of all parties to a conflict of interest, including the interests of the General Partner, although it is not clear under Delaware law that such provisions would be enforceable because of a lack of judicial authority directly on point. Without modifying the strict fiduciary standard that might otherwise apply, the Partnership's ability to engage in transactions with the General Partner or its affiliates or involving conflicts of interest, even if beneficial to the Partnership, would be impaired. The Partnership Agreement also provides that in certain circumstances the General Partner shall act in its sole discretion, in good faith or pursuant to other appropriate standards.

         The Delaware Revised Uniform Limited Partnership Act (the "Delaware Act") provides that a limited partner may institute legal action on behalf of the partnership (a partnership derivative action) to recover damages from a third party where the general partner has failed to institute the action or where an effort to cause the general partner to do so is not likely to succeed. In addition, cases have been decided under the common law of partnerships in Delaware and the common or statutory law of other jurisdictions to the effect that a limited partner may institute legal action on behalf of himself or all other similarly situated limited partners (a class action) to recover damages from a general partner for violations of its fiduciary duties to the limited partners. In addition, counsel has advised the General Partner that on the basis of federal statutes and rules and decisions by federal courts, it appears that limited partners have the right, subject to the provisions of the Federal Rules of Civil Procedure, to bring partnership derivative actions or actions against a general partner in the federal courts to enforce federal rights of the limited partners, including, in each case, rights under certain Securities and Exchange Commission rules.

         The Partnership Agreement also provides that any standard of care and duty imposed thereby or under the Delaware Act or any applicable law, rule or regulation will be modified, waived or limited as required to permit the General Partner to act under the Partnership Agreement or any other agreement contemplated therein and to make any decision pursuant to the authority prescribed in the Partnership Agreement so long as such action is not inconsistent with the overall purposes of the Partnership. Further, the Partnership Agreement provides that the General Partner will not be liable for monetary damages to the Partnership, the Unitholders or assignees for any acts or omissions if the General Partner acted in good faith. The extent to which these provisions would be enforceable under Delaware law is not clear, however. In addition, the Partnership is required, under the terms of the Partnership Agreements, to indemnify the General Partner and its directors, officers, employees and agents against liabilities, costs and expenses incurred by the General Partner or other such persons, if the General Partner or such persons acted in good faith and in a manner they reasonably believed to be in, or not opposed to, the best interests of the Partnership and such action did not constitute gross negligence or willful misconduct on the part of the General Partner or other such persons and, with respect to any criminal proceeding, had no reasonable cause to believe that their conduct was unlawful. See "Description of the Partnership Agreements--Indemnification".

         The fiduciary obligations of general partners is a rapidly developing and changing area of the law, and Unitholders should consult their own legal counsel concerning the fiduciary responsibilities of the General Partner and the remedies available to Unitholders.

                      DESCRIPTION OF THE PREFERENCE UNITS

GENERAL

         The Preference Units have been registered under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and the rules and regulations promulgated thereunder, and the Partnership is subject to the reporting and proxy solicitation requirements of the Exchange Act. The Partnership is required to file periodic reports containing financial and other information with the Securities and Exchange Commission.

         Preference Units may be held in "street name" or by any other nominee holder. As among the Partnership, the beneficial owner and the nominee holder, the Partnership will be entitled to treat the nominee holder of a Preference Unit as the absolute owner thereof. Purchasers of Preference Units in this offering and subsequent transferees of Preference Units (or their brokers, agents or nominees on their behalf) will be required to execute a transfer application.

         The Preference Units are listed on the NYSE under the symbol "KPU".

TRANSFER OF PREFERENCE UNITS

         Until a Preference Unit has been transferred on the books of the Partnership, the Partnership, notwithstanding any notice to the contrary or any notation or other writing on the certificate representing such Preference Unit, may treat the record holder thereof as the absolute owner for all purposes. A transfer of a Preference Unit will not be recorded or recognized by the Partnership unless the transferee or his nominee holder executes and delivers the transfer application. By executing and delivering the transfer application, the transferee of Preference Units automatically requests admission as a substituted limited partner in the Partnership, agrees to be bound by the terms and conditions of, and executes, the Partnership Agreement, represents that such transferee has capacity and authority to enter into the Partnership Agreement, grants powers of attorney to the General Partner and any liquidator of the Partnership and makes the consents and waivers contained in the Partnership Agreement. An assignee will become a limited partner of the Partnership in respect of the transferred Preference Units upon the consent of the General Partner and the recordation of the name of the assignee on the books and records of the Partnership. Such consent may be withheld in the sole discretion of the General Partner. Preference Units are securities and are transferable according to the laws governing transfers of securities. In addition to other rights acquired upon transfer, the transferor gives the transferee who executes and delivers a transfer application the right to request admission as a substituted limited partner in the Partnership in respect of the transferred Preference Units. A purchaser or transferee of Preference Units who does not execute and deliver a transfer application obtains only (i) the right to assign the Preference Units to a purchaser or other transferee and (ii) the right to transfer the right to seek admission as a substituted limited partner in the Partnership with respect to the transferred Preference Units. Thus, a purchaser or transferee of Preference Units who does not execute and deliver a transfer application will not receive cash distributions unless the Preference Units are held in a nominee or street name account and the nominee or broker has executed and delivered a transfer application with respect to such Preference Units and may not receive certain federal income tax information or reports furnished to record holders of Preference Units. The transferor of Preference Units will have a duty to provide such transferee with all information that may be necessary to obtain registration of the transfer of the Preference Units, but a transferee agrees, by acceptance of the certificate representing such Preference Unit, that the transferor will not have a duty to see to the execution of the transfer application by the transferee and will have no liability or responsibility if such transferee neglects or chooses not to execute and forward the transfer application. See "Description of the Partnership Agreements--Status as Limited Partner or Assignee".

         In the event the Partnership is or becomes subject to federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any Preference Unitholder or assignee, the General Partner may redeem the Preference Units held by such Preference Unitholder or assignee. To avoid any such cancellation or forfeiture, the General Partner may request a record holder of a Preference Unit to furnish to the General Partner certain information about his nationality, citizenship or other related status. If the record holder fails to furnish such information or if the General Partner determines, on the basis of the information furnished by such holder in response to the request, that the cancellation or forfeiture of any property in which the Partnership has an interest may occur, the General Partner may be substituted as the Preference Unitholder for such record holder, who will then be treated as a non-citizen assignee, and the General Partner will have the right to redeem the Preference Units held by such record holder. See "Description of the Partnership Agreements--Non-citizen Assignees; Redemption".

                   DESCRIPTION OF THE PARTNERSHIP AGREEMENTS

         The following paragraphs are a summary of the material provisions of the Partnership Agreements. A copy of the Partnership Agreements is available on request (see "Incorporation of Certain Documents"). The following discussion is qualified in its entirety by reference to the Partnership Agreements.

         Certain provisions of the Partnership Agreements are summarized elsewhere in this Prospectus under various headings. With regard to various transactions and relationships of the Partnership with KPL and its affiliates, see "Conflicts of Interest and Fiduciary Responsibilities"; with regard to the transfer of Preference Units, see "Description of the Preference Units"; with regard to distributions of Available Cash, see "Cash Distributions"; and with regard to allocations of taxable income and taxable loss, see "Federal Income Tax Considerations". Prospective investors are urged to review these sections of this Prospectus carefully.

ORGANIZATION AND DURATION

         The Partnership and KPOP were organized in 1989 as Delaware limited partnerships. STOP was organized in 1993 as a Delaware limited partnership. KPL is the general partner of both the Partnership and KPOP. A wholly owned corporate subsidiary of KPOP is the sole general partner of STOP. KPL holds a 2% interest as general partner in the Partnership and KPOP on a combined basis. The Unitholders (including KSI through its subsidiaries) hold a 98% interest as limited partners in the Partnership and KPOP on a combined basis. The Partnership and the Operating Partnerships will dissolve on December 31, 2039, unless sooner dissolved pursuant to the terms of the Partnership Agreements.

PURPOSE

         The purpose of the Partnership under the Partnership Agreement is limited to serving as the limited partner of KPOP and any other business permitted under the Delaware Act. The Operating Partnership Agreements provide that the Operating Partnerships may engage in the transportation of refined petroleum products through the Pipelines, the specialty liquids storage business and any other business permitted under the Delaware Act.

         The General Partner is authorized in general to perform all acts deemed necessary to carry out such purposes and to conduct the business of the Partnership.

POWER OF ATTORNEY

         Each limited partner of the Partnership, and each person who acquires an LP Unit from a prior holder and executes and delivers a transfer application with respect thereto, grants to the General Partner and, if a liquidating trustee has been appointed, the liquidating trustee a power of attorney to, among other things, execute and file certain documents required in connection with the qualification, continuance or dissolution of the Partnership or the amendment of the Partnership Agreement and to make the consents and waivers contained in the Partnership Agreement.

RESTRICTIONS ON AUTHORITY OF THE GENERAL PARTNER

         The authority of the General Partner is limited in certain respects under the Partnership Agreement. The General Partner is prohibited, without the prior approval of holders of record of a majority of the LP Units and, during the Preference Period, the approval of the holders of a majority of the Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by KPL and its affiliates), from, among other things, selling or exchanging all or substantially all of the Partnership's assets in a single transaction or a series of related transactions or approving on behalf of the Partnership the sale, exchange or other disposition of all or substantially all of the assets of the Partnership, provided that the Partnership may mortgage, pledge, hypothecate or grant a security interest in all or substantially all of its assets and may sell all or substantially all of its assets pursuant to a foreclosure or other realization upon the foregoing encumbrances without such approval. Except as provided in the Partnership Agreement and generally described below under "--Amendment of Partnership Agreements", any amendment to a provision of the Partnership Agreement generally will require the approval of the holders of a majority of the LP Units, and any amendment which would materially and adversely affect any class of LP Units will require the approval of the holders of a majority of such class of affected LP Units (excluding for purposes of such determination LP Units held by KPL and its affiliates unless KPL and its affiliates own all of the LP Units of such class). A merger or consolidation of the Partnership requires the approval of the General Partner and the holders of a majority of each class of LP Units, voting as separate classes (with the holders of Senior Preference Units and Preference Units voting together as a single class); provided that the LP Units held by the General Partner or its affiliates will be excluded from such vote.

         In general, the General Partner may not take any action, or refuse to take any reasonable action, without the consent of the holders of a majority of each class of LP Units, and, during the Preference Period, the vote of a majority of Senior Preference Units other than Senior Preference Units owned by KPL and its affiliates, the effect of which would be to cause the Partnership or either of the Operating Partnerships to be taxable as corporation or to be treated as an association taxable as a corporation for federal income tax purposes.

WITHDRAWAL OR REMOVAL OF THE GENERAL PARTNER

         The General Partner has agreed not to voluntarily withdraw as general partner of the Partnership and KPOP prior to January 1, 2000 (with limited exceptions described below) without the approval of a majority of the LP Units and the approval of the holders of a majority of the Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by KPL and its affiliates), after which time KPL may withdraw as such general partner by giving 90 days' written notice. A majority of the holders of the LP Units may elect a successor General Partner, subject to the receipt by the Partnership of an opinion of counsel that the selection of a successor may be taken without the approval of all of the limited partners of the Partnership, such action would not result in the loss of limited liability of the Unitholders of any class or the limited liability of the Partnership as the limited partner of the Operating Partnerships or cause the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and that any required consents by any regulatory authorities have been obtained. If such an opinion of counsel cannot be obtained, the Partnership will be dissolved after such withdrawal. Notwithstanding the foregoing, prior to January 1, 2000, KPL may withdraw without such Unitholder approval upon 90 days' notice to the limited partners of the Partnership if more than 50% of the LP Units are held or controlled by one person and its affiliates other than the withdrawing General Partner and its affiliates.

         KPL may not be removed as general partner of the Partnership unless such removal is approved by the affirmative vote of the holders of not less than 85% of the LP Units and any other limited partner interests, voting as a single class, and approved by the affirmative vote of holders of not less than 85% of each class of LP Units and any other limited partner interests outstanding, voting as separate classes (with the holders of Senior Preference Units and

Preference Units voting together as a single class), in each case including for purposes of such determination LP Units and any other limited partner interests owned by KPL and its affiliates, provided that certain other conditions are satisfied. Any such removal is subject to the approval of the successor general partner by a majority of the LP Units then outstanding (including LP Units held by the removed general partner and its affiliates) and receipt of an opinion of counsel that such removal and the approval of a successor may be effected without the approval of all Partners and that such actions will not result in the loss of the limited liability of any limited partner of the Partnership or of the limited partner of the Operating Partnerships or cause the Partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and that any required consents by any regulatory authorities have been obtained.

         Removal or withdrawal of the General Partner of the Partnership also constitutes removal or withdrawal, as the case may be, of KPL as the general partner of KPOP.

         In the event of withdrawal of KPL or removal of KPL by the limited partners of the Partnership or by the limited partner of KPOP, a successor general partner will have the option to acquire the general partner interests of the departing general partner (the "Departing Partner") for a cash payment equal to the fair market value of such interests. Such market value will be determined by agreement between the Departing Partner and a successor general partner, or if no agreement is reached, by an independent investment banking firm or other independent expert selected by the Departing Partner and a successor general partner (or if no expert can be agreed upon, by the expert chosen by agreement of the expert selected by each of them). In addition, the Partnership also would be required to reimburse the Departing Partner for all employee-related liabilities, including severance liabilities, incurred in connection with the termination of the employees employed by the Departing Partner for the benefit of the Partnership.

         If the above-described option is not exercised by the successor general partner, the Departing Partner's general partner interest in the Partnership will be converted into Common Units equal to the fair market value of such interests.

         KPL may transfer its general partner interests in the Partnership without the approval of the limited partners of the Partnership (i) to an affiliate of KPL or (ii) upon its merger or consolidation into another entity or the transfer of all or substantially all of its assets to another entity provided in either case that such entity assumes the rights and duties of the General Partner and agrees to be bound by the provisions of the Partnership Agreements. In addition KPL may (i) transfer part of its interest in items of Partnership income, gain, losses, deductions, credits, distributions or surplus, (ii) transfer all of its interest in items of Partnership income, gain, losses, deductions, credits, distributions or surplus if KPL agrees to continue as general partner, (iii) mortgage, pledge, hypothecate or grant a security interest in its partnership interest or (iv) transfer its partnership interest pursuant to a forced sale upon the foreclosure of any encumbrance created pursuant to clause (iii) above. In each case described above in this paragraph the transfer, merger, assumption or sale is subject to the requirement that the transferee furnish to the Partnership an opinion of counsel that such transfer, merger, assumption or sale (i) may be taken without the approval of all limited partners of the Partnership to such specific act,
(ii) would not cause the loss of limited liability of the limited partners of the Partnership under the Partnership Agreements and (iii) would not cause the Partnership to be taxable as a corporation or treated as an association taxable as a corporation for federal income tax purposes. In the case of any other transfer, in addition to the foregoing requirements, the vote of the holders of a majority of the LP Units, including during the Preference Period the approval of the holders of a majority of the Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by KPL and its affiliates), is required.

STATUS AS LIMITED PARTNER OR ASSIGNEE

         Except as described under "--Limited Liability", LP Units are fully paid and Unitholders will not be required to make additional contributions to the Partnership.

         Each purchaser of Preference Units offered by this Prospectus must execute a transfer application requesting admission as, and agreeing to become, a substituted limited partner in the Partnership. If such action is not taken, a purchaser will not be registered as a record holder of Preference Units on the books of the transfer agent or issued a Preference Unit. Purchasers may hold Preference Units in nominee accounts. See "Description of the Preference Units--Transfer of Preference Units" for a more complete description of the requirements for the transfer of Preference Units.

         An assignee, pending its admission as a substituted limited partner in the Partnership, is entitled to an interest in the Partnership equivalent to that of a limited partner with respect to the right to share in allocations and distributions from the Partnership, including liquidating distributions. The General Partner will vote, and exercise other powers attributable to Preference Units owned by an assignee who has not become a substituted limited partner, at the written direction of such assignee. See "--Meetings; Voting" below. Transferees who do not execute and deliver a transfer application will be treated neither as assignees nor as record holders of Preference Units, and will not receive cash distributions, federal income tax allocations or reports furnished to record holders of Preference Units. The only right such transferees will have is the right to negotiate such Preference Units to a purchaser or other transferee and the right to transfer the right to request admission as a limited partner of the Partnership in respect of the transferred Preference Units to a purchaser or other transferee who executes a transfer application in respect of the Preference Units. A nominee or broker who has executed a transfer application with respect to Preference Units held in street name or nominee accounts will receive such distributions and reports pertaining to such Preference Units.

NON-CITIZEN ASSIGNEES; REDEMPTION

         If the Partnership is or becomes subject to federal, state or local laws or regulations that create a substantial risk of cancellation or forfeiture of any property in which the Partnership has an interest because of the nationality, citizenship or other related status of any limited partner of the Partnership or assignee, the Partnership may redeem the LP Units held by such limited partner or assignee. To avoid any such cancellation or forfeiture, the General Partner may require each limited partner of the Partnership or assignee to furnish information about his nationality, citizenship, residency or related status. If a limited partner of the Partnership or assignee fails to furnish information about his nationality, citizenship, residency or related status within 30 days after a request for such information, such limited partner or assignee may be treated as a non-citizen assignee ("non-citizen assignee"). The Partnership Agreement sets forth the rights of such a limited partner or assignee upon redemption.
Pending such redemption or in lieu thereof, the General Partner may change the status of any such limited partner or assignee to that of a non-citizen assignee. In addition to other limitations on the rights of an assignee who is not a substituted limited partner, a non-citizen assignee does not have the right to direct the voting of his LP Units and may not receive distributions in kind upon liquidation of the Partnership. See "--Status as limited partner or Assignee".

ISSUANCE OF ADDITIONAL LP UNITS AND SECURITIES

         The Partnership Agreement authorizes the General Partner to cause the Partnership to issue Additional LP Units (additional limited partner interests and other equity securities of the Partnership) for such consideration and on such terms and conditions as shall be established by the General Partner including, without limitation, Additional LP Units with rights to distributions or in liquidation ranking prior or senior to or on a parity with Preference Units. During the Preference Period, however, the Partnership may not issue
(i) more than 7,750,000 additional Senior Preference Units, (ii) any other class of partnership interest of the Partnership on a parity with, convertible into or exchangeable for Senior Preference Units or (iii) any other classes of partnership interests of the Partnership ranking prior to or on a parity with the Senior Preference Units, without the approval of the holders of a majority of the outstanding Senior Preference Units (excluding for purposes of such determination Senior Preference Units held by the General Partner and its affiliates). After the Preference Period, there is no restriction on the ability of the Partnership to issue Additional LP Units, including, without limitation, Additional LP Units with rights to distributions or in liquidation ranking prior or senior to any of the outstanding LP Units. The General Partner will take into account the interests of the holders of each class of the LP Units in determining whether to cause the Partnership to issue Additional LP Units.

LIMITED CALL RIGHT

         If at any time after the Preference Period less than 750,000 of the LP Units are held by persons other than the General Partner and its affiliates, the General Partner will have the right, which it may assign and transfer to any of its affiliates or to the Partnership, on a date to be selected by the General Partner on at least 10 but not more than 60 days' notice, to purchase all, but not less than all, of the LP Units held by such nonaffiliated persons. In the event of any such purchase, the price payable for any LP Units of a particular class shall be the greater of (i) the Current Market Price (as defined below) as of the date the General Partner mails written notice of its election to purchase LP Units or (ii) the highest cash price paid by the General Partner or any of its affiliates for any LP Unit of such class purchased within the 90 days preceding the date the General Partner mails notice of its election to purchase such LP Units.

         As used herein, (i) "Current Market Price" of an LP Unit as of any date means the average of the daily Closing Prices (as hereinafter defined) per LP Unit for the twenty consecutive Trading Days (as hereinafter defined) immediately prior to such date; (ii) "Closing Price" for any day means the last sale price on such day, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices on such day, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the NYSE or, if the LP Units are not listed or admitted to trading on the NYSE, as reported in the principal consolidated transaction reporting system with respect to securities listed on the principal National Securities Exchange on which the LP Units are listed or admitted to trading or, if the LP Units are not listed or admitted to trading on any National Securities Exchange, the last quoted price on such day or, if not so quoted, the average of the high bid and low asked prices on such day in the over-the-counter market, as reported by NASDAQ or such other system then in use, or, if on any such day the LP Units are not quoted by any such organization, the average of the closing bid and asked prices on such day as furnished by a professional market maker making a market in the LP Units selected by the independent committee of the board of directors of the Partnership, or, if on any such day no market maker is making a market in the LP Units, the fair value of such LP Units on such day as determined reasonably and in good faith by the independent committee of the board of directors of the Partnership, and (iii) "Trading Day" means a day on which the principal National Securities Exchange on which the LP Units are listed or admitted to trading is open for the transaction of business or, if the LP Units are not listed or admitted to trading on any National Securities Exchange, a day on which banking institutions in New York City generally are open.

AMENDMENT OF PARTNERSHIP AGREEMENTS

         Amendments to the Partnership Agreement may be proposed only by the General Partner. If an amendment is proposed, the General Partner is required to seek written approval of the holders of the number of LP Units required to approve such amendment or call a meeting of the limited partners of the Partnership to consider and vote upon the proposed amendment. Proposed amendments (other than those described below) must be approved by holders of a majority of the LP Units, except that any amendment which materially and adversely affects a class of LP Units in relation to any other class of LP Units or the general partner interest in the Partnership will require the approval of at least a majority in interest of the LP Units of the class so affected (excluding for purposes of such determination, LP Units of such class owned by KPL and its affiliates, unless KPL and its affiliates own all of the LP Units of such class).

         Amendments to the Operating Partnership Agreements may be proposed either by the general partner or by the limited partner of the respective Operating Partnerships. Proposed amendments to the Operating Partnership Agreement of KPOP (other than those described below) require the approval of the Partnership, as the limited partner of KPOP, and the General Partner.

         The General Partner may make amendments to the Partnership Agreements without the approval of any limited partner of the Partnership or assignee of the Partnership to reflect (i) a change in the name of the Partnership or the location of the principal place of business of the Partnership, (ii) admission, substitution, withdrawal or removal of Partners in accordance with the Partnership Agreement, (iii) a change that, in the opinion of the General Partner, is necessary or advisable to qualify or continue the qualification of the Partnership as a partnership in which the limited partners have limited liability under the laws of any state or to ensure that the Partnership will not be taxable as a corporation or be treated as an association taxable as a corporation for federal income tax purposes, (iv) a change that in the sole discretion of the General Partner does not adversely affect the limited partners of the Partnership in any material respect, (v) a change that is necessary or desirable to satisfy any requirements, conditions or guidelines contained in any opinion, directive, order, ruling or regulation of any federal or state agency or contained in any federal or state statute, (vi) a change that is necessary or desirable to facilitate the trading of the LP Units or comply with any rule, regulation, guideline or requirement of any National Securities Exchange on which the LP Units are or will be listed for trading, compliance with any of which the General Partner deems to be in the best interests of the Partnership and the limited partners of the Partnership, (vii) a change that is required or contemplated by the Partnership Agreement or the Registration Statement of which this Prospectus is a part, (viii) an amendment that is necessary, as reflected in an opinion of counsel to the Partnership, to prevent the Partnership or the General Partner or its respective directors or officers from in any manner being subjected to the provisions of the Investment Company Act of 1940, as amended, the Investment Advisors Act of 1940, as amended, the Public Utility Holding Company Act of 1935, as amended, or "plan asset" regulations adopted under the Employee Retirement Income Security Act of 1974, as amended, whether or not substantially similar to plan asset regulations currently applied or proposed by the United States Department of Labor, (ix) a change in a provision of the Partnership Agreement which requires any action to be taken by or on behalf of the General Partner or the Partnership pursuant to the requirements of the Delaware Act if the provisions of the Delaware Act are amended, modified or revoked so that the taking of such action is no longer required, provided that such changes are not materially adverse to the limited partners of the Partnership, (x) an amendment that in the sole discretion of the General Partner is necessary or desirable in connection with the authorization of additional LP Units, (xi) an amendment insofar as is necessary to maintain or establish the uniformity of intrinsic tax characteristics as to all LP Units or the uniformity of capital accounts underlying all LP Units and to make subsequent adjustments to distributions in a manner which, in the reasonable judgment of the General Partner, will make as little alteration in the priority and amount of distributions otherwise applicable under the Partnership Agreement, and will not otherwise alter the distributions to which Partners and assignees are entitled under the Partnership Agreement and (xii) any other amendments similar to the foregoing.

         Except for amendments described in the preceding paragraph, no amendment will become effective without the approval of the holders of 90% of the LP Units unless the Partnership obtains an opinion of counsel to the effect that such amendment will not cause the Partnership or KPOP to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and will not affect the limited liability of any LP Unitholder or the limited partner of KPOP.

MEETINGS; VOTING

         Unitholders or assignees who are record holders of LP Units on the record date set pursuant to the Partnership Agreement will be entitled to notice of, and to vote at, meetings of limited partners of the Partnership and to act with respect to matters as to which approvals may be solicited. With respect to voting rights attributable to LP Units that are owned by assignees who have not yet been admitted as limited partners of the Partnership, the General Partner shall be deemed to be the limited partner with respect thereto and shall, in exercising the voting rights in respect of such LP Units on any matter, vote such LP Units at the written direction of such record holder. Absent such direction, the General Partner may exercise the voting rights with respect to such LP Units.

         The General Partner does not anticipate that any meeting of limited partners of the Partnership will be called in the foreseeable future. Any action that is required or permitted to be taken by the limited partners of the Partnership may be taken either at a meeting of the limited partners of the Partnership or without a meeting if consents in writing setting forth the action so taken are signed by holders of such number of LP Units as would be necessary to authorize or take such action at a meeting of the limited partners of the Partnership and consented to by the General Partner. Limited partners of the Partnership may vote either in person or by proxy at meetings. A majority of the LP Units of the class for which a meeting is to be held represented in person or by proxy will constitute a quorum at a meeting of limited partners of the Partnership of the Partnership.

         Each record holder of an LP Unit has a vote according to his Percentage Interest in the Partnership, although Additional LP Units having special voting rights could, under certain circumstances, be issued by the General Partner. The Partnership Agreement provides that LP Units held in nominee or street name accounts will be voted by the broker (or other nominee) pursuant to the instruction of the beneficial owner unless the arrangement between the beneficial owner and his nominee provides otherwise.

         Any notice, demand, request, report or proxy materials required or permitted to be given or made to record holders of LP Units (whether or not such record holder has been admitted as a limited partner of the Partnership) under the terms of the Partnership Agreement will be delivered to the record holder by the Partnership or by the transfer agent at the request of the Partnership.

INDEMNIFICATION

         The Partnership Agreements provide that the Partnership will, to the fullest extent permitted by law, indemnify and advance expenses to the General Partner, any Departing Partner, any person who is or was an affiliate of the General

Partner or any Departing Partner, any person who is or was an officer, director, employee, partner, agent or trustee of the General Partner or any Departing Partner or any affiliate of the General Partner or any Departing Partner, or any person who is or was serving at the request of the General Partner or any affiliate of the General Partner or any Departing Partner or any affiliate of any Departing Partner as an officer, director, employee, partner, agent or trustee of another person ("Indemnitees") from and against any and all losses, claims, damages, liabilities (joint or several), expenses (including legal fees and expenses), judgments, fines, settlements and other amounts arising from any and all claims, demands, actions, suits or proceedings, civil, criminal, administrative or investigative, in which any Indemnitee may be involved, or is threatened to be involved, as a party or otherwise, by reason of its status as the General Partner, Departing Partner or an affiliate of either, an officer, director, employee, partner, agent or trustee of the General Partner, any Departing Partner or affiliate of either or a person serving at the request of the Partnership in another entity in a similar capacity, provided that in each case the Indemnitee acted in good faith and in a manner which such Indemnitee reasonably believed to be in or not opposed to the best interests of the Partnership and such action did not constitute gross negligence or willful misconduct on the part of the Indemnitee, and, with respect to any criminal proceeding, the Indemnitee had no reasonable cause to believe its conduct was unlawful. This indemnification would under certain circumstances include indemnification for liabilities under the Securities Act. In addition, each Indemnitee would automatically be entitled to the advancement of expenses in connection with the foregoing indemnification. Any indemnification under these provisions will be only out of the assets of the Partnership. The Partnership is authorized to purchase insurance against liabilities asserted against and expenses incurred by such persons in connection with the Partnership's activities, whether or not the Partnership would have the power to indemnify such person against such liabilities under the provisions described above.

LIMITED LIABILITY

         Assuming that a limited partner of the Partnership does not take part in the control of the business of the Partnership, within the meaning of the Delaware Act, and that he otherwise acts in conformity with the provisions of the Partnership Agreement, his liability under the Delaware Act will be limited, subject to certain possible exceptions, generally to the amount of capital he is obligated to contribute to the Partnership in respect of his LP Units plus his share of any undistributed profits and assets of the Partnership. Under the Delaware Act, a limited partnership may not make a distribution to a partner to the extent that at the time of the distribution, after giving effect to the distribution, all liabilities of the partnership, other than liabilities to partners on account of their partnership interest and nonrecourse liabilities, exceed the fair value of the assets of the limited partnership. For the purpose of determining the fair value of the assets of a limited partnership, the Delaware Act provides that the fair value of property subject to nonrecourse liability shall be included in the assets of the limited partnership only to the extent that the fair value of that property exceeds that nonrecourse liability. The Delaware Act provides that a limited partner who receives such a distribution and knew at the time of the distribution that the distribution was in violation of the Delaware Act shall be liable to the limited partnership for the amount of the distribution for three years from the date of the distribution. Under the Delaware Act, an assignee who becomes a substituted limited partner of a limited partnership is liable for the obligations of his assignor to make contributions to the partnership, except that the assignee is not obligated for liabilities unknown to him at the time he became a limited partner and which liabilities could not be ascertained from the Partnership Agreement.

         KPOP conducts business in Kansas, Nebraska, Iowa, Oregon, South Dakota, North Dakota, Colorado, Washington and Wyoming and may, in the future, conduct business in other states. STOP conducts business in 16 states. Maintenance of limited liability will require compliance with legal requirements in such jurisdictions in which the Operating Partnerships conduct business. Limitations on the liability of limited partners for the obligations of a limited partnership have not been clearly established in many jurisdictions. If it were determined that the Partnership, by virtue of a limited partner interest in the Operating Partnerships or otherwise, was conducting business in any state without compliance with the applicable limited partnership statute, or that the right or exercise of the right by the limited partners of the Partnership as a group to remove or replace the General Partner, to make certain amendments to the Partnership Agreement, or to take other action pursuant to the Partnership Agreement constituted "control" of the Partnership's business for the purposes of the statutes of any relevant jurisdiction, then a limited partner of the Partnership could be held personally liable for the Partnership's obligations under the law of such jurisdiction to the same extent as the General Partner. The Partnership will operate in such manner as the General Partner deems reasonable and necessary or appropriate to preserve the limited liability of Unitholders.

BOOKS AND REPORTS

         The General Partner is required to keep appropriate books of the business at the principal offices of the Partnership. The books will be maintained for both tax and financial reporting purposes on an accrual basis. The fiscal year of the Partnership is the calendar year.

         As soon as practicable, but in no event later than 120 days after the close of each calendar year, the General Partner is required to furnish each record holder of an LP Unit (as of a record date selected by the General Partner) with an annual report containing audited financial statements of the Partnership for the past fiscal year, prepared on the accrual basis in accordance with generally accepted accounting principles, and an opinion thereon expressed by independent public accountants. As soon as practicable, but in no event later than 60 days after the close of each calendar quarter (except the fourth quarter), the General Partner is required to furnish each record holder of an LP Unit (as of a record date selected by the General Partner) with unaudited financial statements prepared in the same manner.

         The General Partner is required to use all reasonable efforts to furnish each record holder of an LP Unit information required for tax reporting purposes within 75 days after the close of each taxable year. Such information is furnished in a summary form so that certain complex calculations normally required of partners can be avoided. The General Partner's ability to furnish such summary information to Unitholders is dependent on the cooperation of such Unitholders in supplying certain information to the General Partner. Every Unitholder (without regard to whether he supplies such information to the General Partner) will receive information to assist him in determining his federal and state tax liability and filing his federal and state income tax returns.

RIGHT TO INSPECT PARTNERSHIP BOOKS AND RECORDS

         The Partnership Agreement provides that a limited partner of the Partnership can for a purpose reasonably related to such limited partner's interest as a limited partner, upon reasonable demand and at his own expense, have furnished to him (i) a current list of the name and last known address of each Partner, (ii) a copy of the Partnership's tax returns, (iii) information as to the amount of cash, and a description and statement of the Net Agreed Value (as defined in the Partnership Agreement) of any other property or services, contributed or to be contributed by each Partner and the date on which each became a Partner, (iv) copies of the Partnership Agreement, the Certificate of Limited Partnership of the Partnership, amendments thereto and powers of attorney pursuant to which the same have been executed, (v) information regarding the status of the Partnership's business and financial condition, and (vi) such other information regarding the affairs of the Partnership as is just and reasonable. The General Partner may, and intends to, keep confidential from the limited partners of the Partnership trade secrets or other information the disclosure of which the General Partner believes in good faith is not in the best interests of the Partnership or which the Partnership is required by law or by agreements with third parties to keep confidential.

TERMINATION, DISSOLUTION AND LIQUIDATION

         The Partnership will continue until December 31, 2039, unless sooner terminated pursuant to the Partnership Agreement. The Partnership will be dissolved upon (i) the election by the General Partner to dissolve the Partnership, if approved by the holders of a majority of the LP Units, including the approval of the holders of a majority of the Senior Preference Units (excluding Senior Preference Units held by the General Partner and its affiliates), (ii) the sale of all or substantially all of the assets and properties of the Partnership or KPOP, (iii) the bankruptcy or dissolution of the General Partner, (iv) withdrawal or removal of the General Partner or any other event that results in its ceasing to be the General Partner (other than by reason of a transfer in accordance with the Partnership Agreement or withdrawal or removal following approval of a successor), provided that the Partnership shall not be dissolved upon an event described in clause (iv) if upon such removal or within 90 days after such event of withdrawal the holders of a majority of the LP Units agree in writing to the appointment, effective as of the date of such event, of a successor General Partner, (v) a written determination by the General Partner that projected future revenues of the Partnership will be insufficient to enable payment of projected Partnership costs and expenses or, if sufficient, will be such that continued operation of the Partnership is not in the best interest of the Partners or (vi) any other event that would cause the dissolution of the Partnership under the Delaware Act. Upon a dissolution pursuant to clause (iii) or clause (iv) and a failure to elect a successor General Partner, the holders of a majority of the LP Units may elect, within 180 days after such event, to reconstitute the Partnership and continue its business on the same terms and conditions set forth in the Partnership

Agreement by forming a new limited partnership on terms identical to those set forth in the Partnership Agreement and having as a general partner an entity approved by the holders of a majority of the LP Units, subject to receipt by the Partnership of an opinion of counsel that such approval may be made without the approval of all Partners and that such reconstitution and continuation will not result in the loss of the limited liability of Unitholders or cause KPOP or the reconstituted limited partnership to be taxable as a corporation or to be treated as an association taxable as a corporation for federal income tax purposes and that any required consents of any regulatory authorities have been obtained.

         Upon dissolution of the Partnership, unless the Partnership is reconstituted and continued as a new limited partnership, the liquidating trustee will liquidate the Partnership's assets and apply the proceeds of the liquidation in the order of priority set forth in the Partnership Agreements. The liquidating trustee may defer liquidation or distribution of the Partnership's assets and/or distribute assets to Partners in kind if it determines that an immediate sale would be unsuitable.

                               SELLING UNITHOLDER

         The following table sets forth the beneficial ownership of the Preference Units held by the Selling Unitholder, immediately prior to and upon completion of this offering.

                                                                                 Beneficial Ownership After
                                       Units Pledged(1)                                   Offering
                                    ------------------------                     ---------------------------
                                    Number of     Percent of     Units to be     Number of      Percent of
             Name                     Units          Class           Sold          Units           Class
-----------------------------       ---------     ----------     -----------     ---------      ------------
Harris Bank and Trust Company......    500,000          8.85%         500,000            -                 -


---------------
(1) The Selling Unitholder owns no Preference Units as of the date appearing on the front cover of this Prospectus. However the Selling Unitholder may, in the future, acquire Preference Units pursuant to the pledge described below.

         In March, 1998, KPL made a capital contribution of 500,000 Preference Units to Martin Oil Corporation ("Martin"), its wholly-owned subsidiary. Martin subsequently pledged such Preference Units to the Selling Unitholder as security for a revolving credit facility under which the maximum amount available thereunder is currently limited to $20 million. In connection with such transactions, the Partnership agreed to file and maintain a shelf registration statement for the sale of such Preference Units by such Selling Unitholder should it acquire such Preference Units through foreclosure. The registration statement of which this prospectus is a part was filed by the Partnership to comply with such commitment.

                              PLAN OF DISTRIBUTION

         The Preference Units may be sold from time to time by or for the account of the Selling Unitholder pursuant to this Prospectus or pursuant to Rule 144 under the Securities Act. Sales of Preference Units pursuant to this Prospectus may be effected in the over-the-counter market, on the NYSE or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the Selling Unitholder), directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions. The Preference Units may be sold by any one or more of the following methods:
(a) a block trade (which may involve crosses) in which the broker or dealer so engaged will attempt to sell the securities as agent but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker or dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (c) exchange distributions and/or secondary distributions in accordance with the rules of the NYSE; (d) ordinary brokerage transactions and transactions in which the broker solicits purchasers; (e) through the writing of options on Shares (whether such options are listed on an options exchange or otherwise); or (f) privately negotiated transactions. To the extent required by applicable law, the specific Preference Units to be sold, the purchase prices and public offering prices, the names of any such agent, dealer or underwriter and any applicable commissions or discounts with respect to a particular offer will be set forth in an accompanying Prospectus Supplement. The Selling Unitholder may effect such transactions by selling Preference Units directly to other purchasers, through agents or through broker-dealers, and any such agents or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the Selling Unitholder, from purchasers of Preference Units for whom they act as agents, or from both sources (and such compensation may be in excess of customary commission). The Selling Unitholder and any broker-dealers that participate in the distribution of the Preference Units may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any commission, and any profit on the resale of Preference Units, received by the Selling Unitholder and any such broker-dealers may be deemed to be underwriting discounts and commissions.

                                 LEGAL MATTERS

         Certain legal matters in connection with the Preference Units will be passed upon by Fulbright & Jaworski L.L.P., Houston, Texas, as counsel for the Partnership.

                                    EXPERTS

         The consolidated financial statements of Kaneb Pipe Line Partners, L.P. incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 1997 have been so incorporated in reliance on the report of Price Waterhouse LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


                                    GLOSSARY

         "Available Cash" means with respect to any calendar quarter, (i) the sum of (a) all cash receipts of the Partnership during such quarter from all sources (including distributions of cash received from subsidiaries) and (b) any reduction in reserves established in prior quarters, less (ii) the sum of
(aa) all cash disbursements of the Partnership during such quarter, including, without limitation, disbursements for operating expenses, taxes on the Partnership as an entity or paid by the Partnership on behalf of, or amounts withheld with respect to, all but not less than all of the Unitholders, if any, debt service (including the payment of principal, premium and interest), capital expenditures and contributions, if any, to a subsidiary corporation or partnership (but excluding cash distributions to Unitholders and to KPL), (bb) any reserves established in such quarter in such amounts as the General Partner shall determine to be necessary or appropriate in its reasonable discretion (x) to provide for the proper conduct of the business of the Partnership (including reserves for future capital expenditures) or (y) to provide funds for distributions with respect to any of the next four calendar quarters and (cc) any other reserves established in such quarter in such amounts as the General Partner determines in its reasonable discretion to be necessary because the distribution of such amounts would be prohibited by applicable law or by any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which the Partnership is a party or by which it is bound or its assets are subject. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, less than all of the Unitholders shall not be considered cash disbursements of the Partnership that reduce "Available Cash". Notwithstanding the foregoing, "Available Cash" shall not include any cash receipts or reductions in reserves or take into account any disbursements made or reserves established after commencement of the dissolution and liquidation of the Partnership.

         "Cash from Interim Capital Transactions" means cash receipts of the Partnership determined by the General Partner to be from Interim Capital Transactions in accordance with the terms of the Partnership Agreement.

         "Cash from Operations" means, at any date but prior to the commencement of the dissolution and liquidation of the Partnership, on a cumulative basis, all cash receipts of the Partnership plus $3,526,000 (excluding any cash proceeds from any Interim Capital Transactions (as defined below) or Terminating Capital Transactions (as defined in "Distributions of Cash Upon Liquidation")) during the period since the commencement of operations by the Partnership through such date, less the sum of (a) all cash operating expenditures of the Partnership during such period including, without limitation, taxes imposed on the Partnership as an entity or taxes paid by the Partnership on behalf of, or amounts withheld with respect to, all but not less than all of the Unitholders, if any, (b) all cash debt service payments of the Partnership during such period (other than payments or prepayments of principal and premium required by reason of loan agreements (including covenants and default provisions therein) or by lenders, in each case in connection with sales or other dispositions of assets or made in connection with refinancings or refundings of indebtedness, provided that any payment or prepayment of principal, whether or not then due, shall be determined at the election and in the discretion of the General Partner, to be refunded or refinanced by any indebtedness incurred or to be incurred by the Partnership simultaneously with or within 180 days prior to or after such payment or prepayment to the extent of the principal amount of such indebtedness so incurred), (c) all cash capital expenditures of the Partnership during such period (other than (i) cash capital expenditures made to increase the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time and maintenance) of the assets of the Partnership, taken as a whole, from the throughput or deliverable capacity or terminaling capacity (assuming normal operating conditions, including down-time and maintenance) existing immediately prior to such capital expenditures and (ii) cash expenditures made in payment of transaction expenses relating to Interim Capital Transactions), (d) an amount equal to revenues collected pursuant to a rate increase that are subject to possible refund, (e) any additional reserves outstanding as of such date which the General Partner determines in its reasonable discretion to be necessary or appropriate to provide for the future cash payment of items of the type referred to in (a) through (c) above, and (f) any reserves that the General Partner determines to be necessary or appropriate in its reasonable discretion to provide funds for distributions with respect to any one or more of the next four calendar quarters, all as determined on a consolidated basis and after elimination of intercompany items and KPL's general partner interest in KPOP. Where cash capital expenditures are made in part to increase the throughput or deliverable capacity or terminaling capacity and in part for other purposes, the General Partner's good faith allocation thereof between the portion increasing capacity and the portion for other purposes shall be conclusive. Taxes paid by the Partnership on behalf of, or amounts withheld with respect to, less than all of the Unitholders shall not be considered cash operating expenditures of the Partnership that reduce "Cash from Operations".

         "Common Unit" means one of that certain class of LP Units with those special rights and obligations specified in the Partnership Agreement as being appurtenant to a "Common Unit".

         "East Pipeline" means KPOP's 1,917 mile pipeline system and the 15 associated terminals.

         "First Target Distribution" means $0.60 per LP Unit per calendar quarter, subject to certain adjustments.

         "General Partner" means Kaneb Pipe Line Company, a Delaware corporation.

         "Interim Capital Transactions" means (a) borrowings and sales of debt securities (other than for working capital purposes and other than for items purchased on open account in the ordinary course of business) by the Partnership, (b) sales of partnership interests by the Partnership and (c) sales or other voluntary or involuntary dispositions of any assets of the Partnership (other than (x) sales or other dispositions of inventory in the ordinary course of business, (y) sales or other dispositions of other current assets including receivables and accounts or (z) sales or other dispositions of assets as a part of normal retirements or replacements), in each case prior to the commencement of the dissolution and liquidation of the Partnership.

         "KPL" means Kaneb Pipe Line Company, a Delaware corporation.

         "KPOP" means Kaneb Pipe Line Operating Partnership, L.P., a Delaware limited partnership.

         "KSI" means Kaneb Services, Inc., a Delaware corporation.

         "LP Units" means Senior Preference Units, Preference Units and Common Units.

         "Minimum Quarterly Distribution" means $0.55 per LP Unit per calendar quarter, subject to adjustment as described under "Cash
Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         "Operating Partnership Agreements" means the Agreements of Limited Partnership of the Operating Partnerships.

         "Operating Partnerships" means KPOP and STOP.

         "Partnership Agreement" means the Amended and Restated Agreement of Limited Partnership of the Partnership.

         "Partnership" means Kaneb Pipe Line Partners, L.P., a Delaware limited partnership.

         "Pipelines" means the East Pipeline and the West Pipeline.

         "Preference Period" means the period ending effective as of the end of the calendar quarter as to which each of the following conditions is met: (i) the Partnership shall have distributed to all Unitholders in respect of such calendar quarter and each of the 11 full consecutive preceding calendar quarters Available Cash that constitutes Cash from Operations in an amount at least equal to the Minimum Quarterly Distribution, and (ii) as of such date, the sum of (A) plus (B) is less than an amount equal to $45 million, plus 80% of the aggregate expansive capital expenditures since the inception of the Partnership greater than $45 million, where (A) is equal to the outstanding principal balance as of such date of the Partnership's consolidated indebtedness (excluding borrowings for working capital purposes) and (B) is equal to the amount of revenues collected by the Partnership that (x) are then subject to possible refund under a pending rate case and (y) are not maintained by the Partnership in a separate reserve fund.

         "Senior Preference Unit" means one of that certain class of LP Units with those special rights and obligations specified in the Partnership Agreement as being appurtenant to a "Senior Preference Unit".

         "Second Target Distribution" means $0.65 per LP Unit, subject to adjustment as described under "Cash Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         "Selling Unitholder" means Harris Bank and Trust Company.

         "ST" means the terminal business of Support Terminals Services, Inc..

         "STI" means StanTrans, Inc., a Delaware corporation.

         "STOP" means Support Terminals Operating Partnership, L.P., a Delaware limited partnership.

         "STS" means Support Terminal Services, Inc., a Delaware corporation.

         "Third Target Distribution" means $0.70 per LP Unit, subject to adjustment as described under "Cash Distributions--Adjustment of Minimum Quarterly Distribution and Target Distribution Levels".

         "Unitholder" means a person who holds LP Units.

         "West Pipeline" means KPOP's 550-mile pipeline system and its four associated terminals.

================================================================================


NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE PARTNERSHIP SINCE THE DATE HEREOF, OR THAT INFORMATION CONTAINED OR INCORPORATED BY REFERENCE HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                           -------------------------

                               TABLE OF CONTENTS

                                                                                                                      PAGE
                                                                                                                      ----
Available Information . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Incorporation of Certain Documents  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Prospectus Summary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 3
Risk Factors  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 5
Cash Distributions  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Conflicts of Interest and Fiduciary Responsibilities  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 7
Description of the Preference Units . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  15
Selling Unitholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  24
Plan of Distribution  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Legal Matters . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Experts . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25
Glossary  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .  25

================================================================================



================================================================================






                            500,000 Preference Units


                         Kaneb Pipe Line Partners, L.P.

                            Representing Preference
                           Limited Partner Interests


                              --------------------

                                   PROSPECTUS

                                     , 1998

                              --------------------





================================================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following sets forth the estimated expenses and costs (other than underwriting discounts and commissions) expected to be incurred in connection with the issuance and distribution of the securities registered hereby:

Securities and Exchange Commission registration fee . . . . . . . . . . . . . . . .    $      5,227.03
Printing and engraving costs  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  *
Legal fees and expenses . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  *
Accounting fees and expenses  . . . . . . . . . . . . . . . . . . . . . . . . . . .                  *
Miscellaneous . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .                  *
                                                                                       ---------------
         Total  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .    $             *
                                                                                       ===============

---------
*  To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS

         The section of the Prospectus entitled "Description of the Partnership Agreements--Indemnification" is incorporated herein by reference.

ITEM 16.  EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         (a)  Exhibits

              4.1   --  Form of Amended and Restated Agreement of Limited Partnership of the Partnership (filed as
                        Exhibit 4.1 to the Partnership's Registration Statement on Form S-3 (Reg. No. 33-59373) and
                        incorporated by reference herein).
              4.2   --  Certificate of Limited Partnership of the Partnership (filed as Exhibit 3.2 to the Partnership's
                        Registration Statement on Form S-1 (Reg. No. 33-30330) and incorporated by reference herein).
            **5.1   --  Opinion of Fulbright & Jaworski L.L.P.
            *23.1   --  Consent of Independent Accountants.
           **23.2   --  Consent of Counsel (contained in the opinion filed as Exhibit 5.1 hereto).
            *24.1   --  Powers of Attorney (included on page II-4 of this Registration Statement as originally filed).

---------------
*    Filed herewith.
**   To be filed by amendment.

         (b)     Financial Statement Schedules

                 Not applicable.

ITEM 17.  UNDERTAKINGS

1.   The undersigned registrant hereby undertakes:

     a. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement.

         i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

         ii. To reflect in the Prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

         iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in this Registration Statement;

         provided, however, that paragraphs 1.a.i and 1.a.ii above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement.

     b. That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     c. To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

2. The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the Registrant pursuant to the provisions described in Item 15 above, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer, or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer, or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURE

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Richardson, State of Texas, on the 23rd day of July, 1998.

                               KANEB PIPE LINE PARTNERS, L.P., by Kaneb Pipe Line Company, as General Partner



                               By:            EDWARD D. DOHERTY
                                         Edward D. Doherty, Chairman

                               POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each individual whose signature appears below constitutes and appoints Edward D. Doherty and Howard C. Wadsworth, and each of them, either one of whom may act without joinder of the other, his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all pre- and post- effective amendments to this Registration Statement, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, and each of them, or the substitute or substitutes of any or all of them, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons, in the capacities and on the date indicated.

                                          POSITION WITH THE
          SIGNATURE                        GENERAL PARTNER                    DATE
-------------------------------------------------------------------------------------------
                                      Chairman of the Board and
      EDWARD D. DOHERTY                        Director
      Edward D. Doherty             (Principal Executive Officer)        July 23, 1998


                                              Controller
      JIMMY L. HARRISON               (Principal and Accounting
      Jimmy L. Harrison                        Officer)                  July 23, 1998


         SANGWOO AHN
         Sangwoo Ahn                           Director                  July 23, 1998


        JOHN R. BARNES                         Director                  July 23, 1998
        John R. Barnes


       MURRAY R. BILES
       Murray R. Biles                         Director                  July 23, 1998


     FRANK M. BURKE, JR.                       Director                  July 23, 1998
     Frank M. Burke, Jr.


        CHARLES R. COX
        Charles R. Cox                         Director                  July 23, 1998


         HANS KESSLER
         Hans Kessler                          Director                  July 23, 1998


       JAMES R. WHATLEY
       James R. Whatley                        Director                  July 23, 1998

                               INDEX TO EXHIBITS



EXHIBIT NO.            DESCRIPTION

   4.1          --     Form of Amended and Restated Agreement of Limited
                       Partnership of the Partnership (filed as Exhibit 4.1
                       to the Partnership's Registration Statement on Form S-3
                       (Reg. No. 33-59373) and incorporated by reference herein).

   4.2          --     Certificate of Limited Partnership of the Partnership
                       (filed as Exhibit 3.2 to the Partnerships's Registration
                       Statement of Form S-1 (Reg. No. 33-30330) and incorporated by reference herein).

 **5.1          --     Opinion oof Fulbright & Jaworski L.L.P.

 *23.1          --     Consent of Independent Accountants.

**23.2          --     Consent of Counsel (contained in the opinion filed as
                       Exhibit 5.1. hereto).

 *24.1          --     Powers of Attorney (included on page II-4 of this
                       Registration Statement as originally filed).
---------------
*   Filed herewith
**  To be filed by amendment